EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 20th day of November, 2002, by and between THE DIXIE GROUP, INC., a Corporation having its principal place of business at 185 South Industrial Boulevard, S.W., Calhoun, Georgia 30703-7010 (hereinafter referred to as the "Employer") and DAVID POLLEY, an individual residing at West Brow Road, Lookout Mountain, Tennessee (hereinafter referred to as the "Employee").

W I T N E S S E T H:

WHEREAS, Employer is engaged in the carpet and rug business and is a supplier to higher-end residential and commercial customers serviced by Masland Carpets and Fabrica International, to consumers through major retailers under the Bretlin, Globaltex and Alliance Mills brands and to the factory-built housing and recreational vehicle markets through Carriage Carpets.

WHEREAS, the Employee is experienced in floor covering and carpet sales;

WHEREAS, the Employer desires to employ the Employee and the Employee desires to be employed by the Employer; and

WHEREAS, the Employee and the Employer desire to have their respective employment rights, obligations and duties agreed upon and specified in writing herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants herein contained, and other good and valuable considerations, the receipt, sufficiency and adequacy of which are hereby expressly acknowledged, the parties hereto, intending to be legally bound, do hereby mutually agree as follows:

1. Employment. The Employer hereby employees the Employee and the Employee agrees to be employed in accordance with the terms and conditions set forth herein. The Employee's employment with Employer shall commence on November 20, 2002, and continue thereafter until terminated pursuant to Section 8 hereof.

2. Term. The term of this Agreement shall commence on November 20, 2002, and end on November 19, 2005 (the "Term").

3. Duties and Responsibilities of Employee.

(a) Professional Responsibilities. The Employee agrees that during the term of his employment, he shall conscientiously devote his full and exclusive business time, energies and best efforts to the rendition of services on behalf of the Employer and in furtherance of the best interests of the Employer as determined by its Board of Directors. The Employee agrees that he shall, in the rendition of such services in all aspects of his employment, comply with the policies, standards and regulations of the Employer as may be from time to time established.

(b) Duties. The Employee's primary duty is to serve as the Corporate Vice President of Marketing. Other specific duties and responsibilities of the Employee shall be determined by and subject at all times to the supervision and control of the Chairman of the Board of Directors of the Employer.

4. Compensation.

(a) Base Salary. The Employer agrees to pay the Employee an annual base salary of Two Hundred Fifteen Thousand Dollars ($215,000.00) per year (the "Base Salary"). The Base Salary shall be paid on the first (1st) and fifteenth (15th) day of each month. Base Salary payments shall be subject to withholding for all appropriate items including but not limited to federal and state income taxes, FICA (Social Security) and contributory benefits plan costs.

(b) Annual Incentive Bonus. The Employee shall be eligible to participate in The Dixie Group Management Incentive Plan and Employee will have a bonus potential, which equals up to 75% of Employee's Base Salary. The successful accomplishment of the business unit, company, and individual goals will determine the actual bonus paid to Employee. The Dixie Group will guarantee 50% of the 3-year bonus opportunity by the following means: The Employer will grant the Employee 20,000 shares of restricted stock in The Dixie Group, Inc. This grant vests at the end of the term of this Agreement and is subject to the requirements found in the Stock Rights and Restrictions Agreement for Restricted Stock Award under the 2000 Incentive Stock Plan. If the value of the stock grant plus cash paid as incentive compensation exceeds one-half of the bonus opportunity, no additional money will be owed. Likewise, if the value of the stock grant plus cash paid as incentive compensation is less than one-half of the bonus opportunity, the difference will be paid in cash. If the company is sold, the above shares will vest at the time of the sale.

(c) Stock Options. The Employee will be awarded 30,000 incentive stock shares of The Dixie Group, Inc., which will fully vest at the end of the term of this Agreement and is subject to the terms of the 2000 Incentive Stock Plan. If the company is sold, the above shares will vest at the time of the sale.

5. Group Health and Medical Insurance. Participation in group health and medical insurance coverage shall be provided for the Employee and his dependents by the Employer. Such insurance shall provide the same coverage at the same cost as provided other employees of the Employer at similar salary levels.

6. Vacation and Other Benefits. The Employee shall be entitled, commencing January 2, 2002, to three (3) weeks of vacation per year of employment to be taken in accordance with the policies of the Employer. The Employee shall be entitled to all employee benefits as are provided the employees of the Employer at similar salary levels of that of the Employee.

7. Business Expenses. Employer shall reimburse Employee for the reasonable, ordinary and necessary business expense related to the business of the Employer upon presentation by the Employee to the Employer of an itemized account of such expenses in such form as is required by the Employer.

8. Attorneys Fees. The Employee shall be reimbursed up to Two Thousand Five Hundred Dollars ($2,500.00) for fees and/or costs associated with obtaining and consulting with an attorney in reviewing this Agreement.

9. Change in Control.

In the event a party other than the Frierson family acquires more than 50% of the voting stock thereby resulting in a Change in Control, and Employee's employment is terminated within one year of this Change in Control, Employee shall be entitled to his base pay for the balance of the contract or to a minimum of one (1) year's base salary , whichever is greater.

10. Termination of Employment.

(a) By the Employer. The Employer shall have the right to terminate the Employee's employment hereunder at any time "for cause." A termination of employment hereunder shall be deemed to have occurred "for cause" if, within a reasonable period after such termination, a good-faith finding shall be made by a majority of the Board that such termination occurred as a result of any of the following: (i) any act committed by Employee which shall represent a breach in any material respect of any of the terms of the Employee's employment; (ii) improper conduct, consisting of any willful act or omission with the intent of obtaining, to the material detriment of the Employer, any benefit to which Employee would not otherwise be entitled; (iii) improper conduct consisting of sexual harassment or act of morale turpitude; (iv) gross negligence, consisting of wanton and reckless acts or omissions in the performance of Employee's duties to the material detriment of Employer; (v) bad faith in the performance of Employee's duties, consisting of willful acts or omissions, to the material detriment of the Employer, including excessive unexcused absence from work; (vi) use of illegal drugs or unauthorized use of alcohol in the workplace or being under the influence of illegal drugs or alcohol at work; or (vii) any conviction of, or plea of nolo contendere to, a crime (other than a traffic violation) that constitutes a felony under the laws of the United States or any political subdivision thereof.

(b) This Agreement shall also terminate upon the death or total disability (within the meaning of the Employer's long-term disability coverage) of the Employee.

(c) By the Employee. The Employee may terminate his employment pursuant to Employee's wish to retire from Dixie, upon sixty (60) days prior written notice to the Employer. Upon the termination of the employment of Employee by Employee, this Agreement shall continue in full force and effect, however, if termination of employment occurs prior to the end of this Agreement, all payments, bonus guarantees, and benefit accruals hereunder will cease.

11. Confidentiality.

(a) Receipt of Confidential Information. Employee acknowledges that he will be exposed to certain confidential or proprietary information about Employer, including the suppliers, vendors, customers, potential customers and competition of Employer, and information about Employer's operations. Additionally, in the course and scope of his employment, he will be gaining significant experience and expertise related to Dixie Products, such experience and expertise being of potentially great value to competitors of Employer. All advertising, sales, manufacturers' and other materials, articles or information relating to Employer or Employer's operations, drawings, records, data bases, computer programs, data processing reports, customer sales analyses, invoices, price lists or information, samples, supplier and vendor identities and terms, the identities and terms of prior contacted prospects, and any other materials or data of any kind furnished to Employee by Employer or developed by Employee on behalf of Employer or at Employer's direction or for Employer's use or otherwise in connection with Employee's performance of services for Employer, are and shall remain the sole and exclusive confidential property of Employer.

(b) Non-Disclosure. Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or entity other than Employer, (i) any material or information referred to in section 1(a) above, (ii) any material or information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets or other knowledge or processes of or developed by Employer, (iii) any names or addresses of customers, suppliers, vendors, prior contacted prospects, or clients or any data on or relating to past, present or prospective customers or clients, or (iv) any other confidential information relating to or dealing with the business operations or activities of Employer, made known to Employee or learned or acquired by Employee during Employee's employment by Employer. Upon request of Employer, Employee shall immediately deliver to Employer all documents containing such material or information, and Employee shall not retain any copies, summaries, analyses, extracts or other reproductions thereof in whole or in part. The term "documents" as used in this Agreement means all writings, drawings, graphs, charts, photographs, video tapes, disks, computer memory and data in any form recorded or stored from which information can be obtained, and all reproductions thereof.

12. Restrictions on Employment, Non-Inducement, Non-Competition, Trade Secrets, Etc.

(a) Covenants. Due to the extremely sensitive nature of the confidential information and knowledge described in Section 11(a) above, and as a material inducement to Employer entering into this Agreement with Employee, Employee covenants and agrees that during the two (2) year period following his cessation of employment with Employer (regardless of the reason thereof):

    Employee shall neither accept employment as an employee, agent, advisor, or independent contractor, nor shall he directly or indirectly render any services to any competitor of Employer in the floor covering business, such competitors to specifically include, but not be limited to: Shaw Industries, Inc., Mohawk Industries, Inc., Beaulieu of America Group, Interface, Inc., Collins & Aikman Corp., and their affiliated companies. The restrictions in paragraph (i) shall be removed if the cessation of employment occurs after the end of the Term of this Agreement.

    Employee shall not directly or indirectly induce or attempt to influence any employee or representative of Employer to terminate his employment or relationship with Employer.

13. Remedies. Employee acknowledges that the restrictions contained in Sections 11 and 12 above, in view of the nature of the business in which Employer is engaged, are reasonable and necessary in order to protect the legitimate interests of Employer, and that any violations thereof would result in immediate and irreparable injuries to Employer. Employee acknowledges that the covenants herein and the restrictions applicable to him are special, unique and extraordinary, and are of peculiar value, the loss or breach of which cannot be fully compensated by damages in an action at law. Employee therefore acknowledges that, in the event of his violation of any of these restrictions or covenants, Employer shall be entitled to obtain preliminary and permanent injunctive relief, as well as damages, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled.

14. Entire Agreement. This Agreement contains the entire agreement of the parties, and this Agreement supersedes any prior agreements between the parties relating to the subject matter hereof, excepting the terms and conditions set out in the Stock Rights and Restrictions Agreement for Restricted Stock Award Under the 2000 Incentive Stock Plan, which is incorporated herein. This Agreement may not be modified or amended except by written Agreement executed by both parties and may not be amended orally.

15. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives.

16. Assignment. Neither this Agreement nor any of the rights hereunder shall be assignable by the Employee.

17. Law Governing. This Agreement shall be governed by the laws of the State of Georgia and shall be construed in accordance therewith.

18. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those to which it is held invalid, shall not be affected.

19. Notice. Any notice required by this Agreement or desired to be given shall be in writing and shall be deemed given, either by personal delivery with written receipt of the party to whom it is addressed, or upon its deposit in the United States Mail, Registered Mail, Return Receipt Requested, postage prepaid and addressed with the last known address of the party to whom notice is sought to be given.

20. Waiver. The failure of either party hereto to exercise any right or privilege hereunder or to insist upon strict compliance with a new term, condition or covenant herein contained, shall not constitute a waiver of such parties right to exercise the same or to demand strict compliance with any such term, condition or covenant herein contained.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly constituted officers and the Employer has hereunto set his hand and affixed his seal the day and year first above written.

Accepted and Agreed: The Dixie Group, Inc.
/S/ DAVID POLLEY By: David Polley	/S/ DANIEL K. FRIERSON By: Daniel K. Frierson
Dated: November 20, 2002	Dated: November 20, 2002